Exhibit 10.31

EXPONENT, INC.

2008 Equity Incentive Plan

Restricted Stock Unit Employee Bonus Grant Agreement

This Restricted Stock Unit Employee Bonus Grant Agreement (the “Agreement”) is entered into between Exponent, Inc., a Delaware corporation (the “Company”), and                      (the “Employee”).

Pursuant to the terms of the 2008 Equity Incentive Plan (the “Plan”) the Company hereby awards to Employee restricted stock units (“Restricted Stock Units”) on the terms and conditions as set forth in this Agreement and the Plan. The grant date for this award is                  , 200     (the “Grant Date”). Capitalized terms used but not defined in this Agreement shall have the meaning specified in the Plan.

In consideration of the mutual promises set forth below, the parties hereto agree as follows:

1. Award of Restricted Stock Units. Subject to the terms and conditions of this Agreement and the Plan (the terms of which are incorporated herein by reference) and effective as of the Grant Date, the Company hereby grants to the Employee              Restricted Stock Units. The Restricted Stock Units relate on a one-for-one basis to shares of the Company’s Common Stock (each such share, adjusted in accordance with Section 14 of the Plan, a “Share”).

2. Fully Vested Award. The Restricted Stock Units are fully vested (meaning that the Employee’s right to the Restricted Stock Units is not subject to any continuing service requirement) on the Grant Date.

3. Distribution of Shares and Settlement of Award. Subject to any limitations set forth in this Agreement (including Sections 6 and 16) and the Plan, a number of Shares of Common Stock will be issued (“distributed”) to the Employee in settlement and full satisfaction of this Restricted Stock Unit equal to the number of Restricted Stock Units on (or as soon as practicable after, but in no later event later than the date that is forty-five (45) days after) the earlier of (a) the fourth anniversary of the Grant Date (the “Fourth Anniversary”), (b) the date of the Employee’s death prior to the Fourth Anniversary, or (c) the date of any accelerated distribution as a result of Section 4 below (such date, the “Change of Control Date”) (the earlier of such dates, the “Distribution Date”). Upon or as soon as practicable following the Distribution Date, stock certificates (including electronic representations of the same, the “Certificate”) evidencing the Shares issued upon settlement of vested Restricted Stock Units shall be issued and registered in the Employee’s name and delivered to (or appropriate notice in the case of electronic Certificate delivered to) the Employee (or in the case of the Employee’s death, to the Employee’s beneficiary or estate).

4. Change in Control. In the event of a Change in Control (as defined in the Plan and as modified by Section 16 below), the successor to the Company shall assume, or substitute equivalent awards for, this award on the same terms and conditions (including vesting conditions). The medium of settlement, whether shares, cash or some combination thereof, shall be determined at the discretion of the Administrator with the consent of the successor at the time of the Change in Control. If the award holder is involuntarily terminated for any reason other than award holder’s failure to substantially perform the duties of award holder’s position, after written notice and a reasonable opportunity to cure, within a two-year period beginning on the date of the Change in Control, all awards shall be vested and settled on the date of termination. For this purpose, involuntary termination shall include the occurrence of one or more of the following events (which occurs involuntarily to the award holder) provided that the award holder provides notice of such event within 30 days of its first occurrence and terminates employment within 12 months of the first occurrence of the event: (1) A material diminution in the award holder’s base compensation. (2) A material diminution in the award holder’s authority, duties, or responsibilities. (3) A material diminution in the authority, duties, or responsibilities of the supervisor to whom the award holder is required to report. (4) A material diminution in the budget over which the award holder retains authority. (5) A material change in the geographic location at which the award holder must perform the services.

5. Dividends. To the extent the Company pays any cash dividends, stock dividends or other distributions on or with respect to Shares prior to the Distribution Date, the Employee shall be entitled to receive credit for cash dividends, stock dividends and other distributions paid during the Restricted Period with respect to the corresponding number of Shares of Common Stock underlying the Restricted Stock Units, provided that the fair market value of any such dividends or distributions shall be converted into an additional number of Restricted Stock Units (based on the Fair Market Value of the Common Stock at the time of such payment or distribution), which additional Restricted Stock Units shall be subject to the same forfeiture restrictions and restrictions on transferability as apply to, and shall be settled at the same time the Restricted Stock Units with respect to which they relate. Credit under this paragraph for any dividends paid during the Restricted Period shall be done as soon as practicable following the payment date for such dividend.

6. Tax Withholding Obligations. To meet the obligations of the Company (or a Subsidiary if the Employee is employed by an entity other than the Company) and the Employee with respect to any income or employment withholding taxes, FICA contributions, or the like under any federal, state, local or foreign statute, ordinance, rule, or regulation in or connection with the award grant, vesting or settlement of the Restricted Stock Units (including without limitation additional Restricted Stock Units (if any) provided to the Employee pursuant to Section 5 above), the Committee shall require that the Company withhold a number of shares of Common Stock otherwise deliverable under this award having a Fair Market Value sufficient to satisfy the statutory minimum (or such higher amount as is allowable without adverse accounting consequences) of the Employees estimated total federal, state, local and/or foreign tax obligations associated with grant, vesting or settlement of the Restricted Stock Units. The Company may also in lieu of or in addition to the foregoing, at its sole discretion, either require the Employee to deposit with the Company an amount of cash sufficient to meet such obligations and/or, withhold the required amounts from the Employee’s pay during the pay periods immediately preceding the date on which any such applicable withholding tax or similar obligation otherwise arises. The Company shall not deliver any of the Certificates until and unless the Employee has made the deposit required herein or proper provision for all applicable tax withholding and similar obligations has been made. The Employee hereby consents to any action reasonably taken by the Company to meet all or any of such obligations. The Employee understands that, because this award is fully vested at grant, certain withholding taxes will be due immediately upon grant of the Restricted Stock Units.

7. Restriction on Transferability. Until the Distribution Date, the Restricted Stock Units may not be sold, transferred, pledged, assigned, or otherwise alienated at any time. Any attempt to do so contrary to the provisions hereof shall be null and void. Notwithstanding the above, distribution can be made pursuant to will, the laws of descent and distribution, intra-family transfer instruments or to an inter vivos trust.

8. Rights as Shareholder. Subject to Section 5 above with respect to dividend rights, the Employee shall not have voting or any other rights as a stockholder of the Company with respect to the Restricted Stock Units prior to the Distribution Date. Upon the Distribution Date, the Employee will obtain full voting and other rights as a shareholder of the Company.

9. Administration. The Committee shall have the power to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation, and application of the Plan as are consistent therewith and to interpret or revoke any such rules. All actions taken and all interpretations and determinations made by the Committee shall be final and binding upon the Employee, the Company, and all other interested persons. No member of the Committee shall be personally liable for any action, determination, or interpretation made in good faith with respect to the Plan or this Agreement.

10. Effect on Other Employee Benefit Plans. The value of the Restricted Stock Units granted pursuant to this Agreement shall not be included as compensation, earnings, salaries, or other similar terms used when calculating the Employee’s benefits under any employee or other benefit plan sponsored by the Company or any Subsidiary except as such plan otherwise expressly provides. The Company expressly reserves its rights to amend, modify, or terminate any of the Company’s or any Subsidiary’s employee benefit plans.

11. No Right to Employment. The award of the Restricted Stock Units pursuant to this Agreement shall not give the Employee any right to remain employed by the Company or a Subsidiary or otherwise change the at-will nature of the Employee’s relationship with the Company or a Subsidiary, as applicable. It does not constitute part of the Employee’s salary or wages and, unless specifically agreed to otherwise in writing with the Company, is not relevant for purposes of determining any post-employment payment or severance to which the Employee may become entitled.

12. Amendment. This Agreement may be amended only by a writing executed by the Company and the Employee which specifically states that it is amending this Agreement. Notwithstanding the foregoing, this Agreement may be amended solely by the Committee by a writing which specifically states that it is amending this Agreement, so long as a copy of such amendment is delivered to the Employee, and provided that no such amendment adversely affects the rights of the Employee (but limiting the foregoing, the Committee reserves the right to change, by written notice to the Employee, the provisions of the Restricted Stock Units or this Agreement in any way it may deem necessary or advisable to carry out the purpose of the grant as a result of any change in applicable laws or regulations or any future law, regulation, ruling, or judicial decision, provided that any such change shall be applicable only to Restricted Stock Units which are then subject to restrictions as provided herein). Notwithstanding anything else to the contrary in this Section 12 or in the Plan, any amendment to this Agreement shall be subject to the requirements of Section 16 below.

13. Notices. Any notice to be given under the terms of this Agreement to the Company shall be addressed to the Company in care of its stock administrator. Any notice to be given to Employee shall be addressed to Employee at the address listed in the Company’s records. By a notice given pursuant to this Section, either party may designate a different address for notices. Any notice shall have been deemed given when actually delivered.

14. Severability. If all or any part of this Agreement or the Plan is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not invalidate any portion of this Agreement or the Plan not declared to be unlawful or invalid. Any Section of this Agreement (or part of such a Section) so declared to be unlawful or invalid shall, if possible, be construed in a manner which will give effect to the terms of such Section or part of a Section to the fullest extent possible while remaining lawful and valid.

15. Construction. The Restricted Stock Units are being issued pursuant to Section 11 of the Plan and are subject to the terms of the Plan. A copy of the Plan has been given to the Employee, and additional copies of the Plan are available upon request during normal business hours at the principal executive offices of the Company. To the extent that any provision of this Agreement violates or is inconsistent with an express provision of the Plan, the Plan provision shall govern and any inconsistent provision in this Agreement shall be of no force or effect.

16. Code Section 409A Matters. This Restricted Stock Unit award is a “nonqualified deferred compensation arrangement” subject to Code Section 409A. The Company has attempted in good faith to structure this Restricted Stock Unit award in a manner that conforms to the requirements of Code Section 409A(a)(2), (3) and (4) and any ambiguities herein will be interpreted to so conform with these requirements to the maximum extent permissible. To the extent the IRS challenges whether this award in fact complies with Code Section 409A(a)(2), (3) and (4), the Employee shall be fully responsible for any additional taxes, penalties and/or interest that might apply as a result of any adverse determination resulting from such challenge. Any subsequent deferral election, if permitted in the Company’s sole discretion, shall comply with the subsequent deferral election rules of Code Section 409A(a)(4)(C). Notwithstanding anything else to the contrary in this Agreement or in the Plan, the Company may accelerate distribution of Shares under this Agreement only in accordance with Treas. Reg. §1.409A-3(j)(4).

Notwithstanding anything to the contrary contained in the Plan or this Agreement, any acceleration of the Distribution Date that occurs pursuant to Section 4 above and/or Section 14(c) of the Plan shall only occur on a Change in Control (as defined in the Plan) that qualifies as a “change in ownership or effective control,” or a “change in ownership of a substantial portion of the assets,” of the Company, all as defined under Code Section 409A.

In addition, and notwithstanding any provision of this Agreement including Section 3 above to the contrary, if at the time of the Employee’s Termination Date he or she is a “specified employee” (as defined in Code Section 409A), and if and only if the deferral of payment (distribution of Shares) as a result of the Employee’s termination of service is necessary in order to prevent any accelerated income recognition or additional tax under Code Section 409A(a)(1), then the Distribution Date shall be delayed until the earlier of (1) that date that is six months following the date on which occurs the Employee’s separation from service or (2) the date of the Employee’s death following his or her separation from service.

17. Miscellaneous.

(a) The Board may terminate, amend, or modify the Plan; provided, however, that no such termination, amendment, or modification of the Plan may in any way adversely affect the Employee’s rights under this Agreement, without the Employee’s written approval.

(b) This Agreement shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required. The Company shall have no liability for failure to issue Shares pursuant to this Agreement unless it is able to do so in compliance with all Applicable Laws.

(c) All obligations of the Company under the Plan and this Agreement, with respect to the Restricted Stock Units, shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

(d) By signing this Agreement, the Employee acknowledges that his or her personal employment or other service information regarding participation in the Plan and information necessary to determine and pay, if applicable, benefits under the Plan must be shared with other entities, including companies related to the Company and persons responsible for certain acts in the administration of the Plan. By signing this Agreement, the Employee consents to such transmission of personal data, as the Company believes is appropriate to administer the Plan.

(e) To the extent not preempted by federal law, this Agreement shall be governed by, and construed in accordance with, the laws of the State of California.

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement effective as of the day and year first above written.

“Employee”	“Company”

Exponent, Inc.

By
	Name:	Richard L. Schlenker, Jr.
	Title:	Chief Financial Officer and
Corporate Secretary